EXHIBIT 9.1


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                             VOTING TRUST AGREEMENT

                           dated as of April 14, 1993

                                  by and among

                 NATIONAL AUTO/TRUCKSTOPS HOLDINGS CORPORATION,

                     UNITED STATES TRUST COMPANY OF NEW YORK
                      in its capacity as the Voting Trustee

                                       and

                     THE OPERATOR STOCKHOLDERS NAMED HEREIN





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                                TABLE OF CONTENTS

                                                                      PAGE

ARTICLE I    DEFINITIONS..............................................  2

ARTICLE II   ISSUANCE OF SHARES.......................................  6

ARTICLE III  VOTING RIGHTS AND POWERS.................................  7

ARTICLE IV   RECEIPT OF ADDITIONAL STOCK CERTIFICATES................. 16

ARTICLE V    DIVIDENDS AND DISTRIBUTIONS.............................. 17

ARTICLE VI   SUBSCRIPTION FOR ADDITIONAL
             SECURITIES OF THE COMPANY................................ 18

ARTICLE VII  TRANSFER................................................. 19

ARTICLE VIII COMPENSATION; EXPENSES................................... 23

ARTICLE IX   EXCULPATION; INDEMNIFICATION OF
             VOTING TRUSTEE........................................... 23

ARTICLE X    APPOINTMENT OF CUSTODIAN; SUCCESSOR
             VOTING TRUSTEE; QUALIFICATIONS OF
             VOTING TRUSTEE........................................... 24

ARTICLE XI   TERMINATION.............................................. 27

ARTICLE XII  PERMITTED AND NON-OPERATOR TRANSFEREES................... 29

ARTICLE XIII POWER OF ATTORNEY........................................ 30

ARTICLE XIV  MISCELLANEOUS............................................ 31

       14.1  Lost, Stolen or Destroyed Certificates................... 31
       14.2  Filing of Agreement with the Company; Avail-
             ability for Inspection by Operator
             Stockholders............................................. 32
       14.3  Transfer Restrictions in Stockholders'
             Agreement................................................ 32
       14.4  Compliance with Securities Laws.......................... 32
       14.5  Notice................................................... 33
       14.6  Amendment................................................ 34
       14.7  Waiver................................................... 35






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       14.8  Benefit and Binding Effect............................... 36
       14.9  Entire Agreement......................................... 36
       14.10 Severability............................................. 36
       14.11 Governing Law............................................ 37
       14.12 Variations of Pronouns................................... 37
       14.13 Counterparts............................................. 37
       14.14 Third-Party Beneficiaries.................................37



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                             VOTING TRUST AGREEMENT
                             ----------------------

            VOTING TRUST AGREEMENT, dated as of April 14, 1993, by and among NATIONAL AUTO/TRUCKSTOPS HOLDINGS CORPORATION, a Delaware corporation (the "Company"), UNITED STATES TRUST COMPANY OF NEW YORK, a New York Corporation, in its capacity as the voting trustee (the "Voting Trustee"), and each of the holders of shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company listed on Schedule I attached hereto (each an "Operator Stockholder" and, collectively and together with the Permitted Transferees and Non-Operator Transferees (as these terms are hereinafter defined), the "Operator Stockholders").

                              W I T N E S S E T H:

                WHEREAS, each Operator Stockholder as of the date hereof is the record and beneficial owner of the number of shares of Class A Common Stock appearing opposite his name on Schedule I; and

            WHEREAS, the Company and the Operator Stockholders deem it necessary and advisable that the Voting Trustee be the record owner of the shares on the terms and conditions set forth herein in order to assure that, among other things, the Operator Stockholders vote with a single voice with respect to all matters submitted to the vote of the




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stockholders of the Company, other than the election of
directors.

            NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 As used in this Agreement, the following terms have the following meanings:

                  "BY-LAWS" shall mean the By-laws of the
Company.

                  "CERTIFICATE OF INCORPORATION" shall mean the Restated Certificate of Incorporation of the Company.

                  "CLOSING" means the closing of the offering of the Shares pursuant to the Private Placement Memorandum.

                  "CONTROL," with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the owner ship of voting securities, by contract or otherwise.

                  "INDEPENDENT OPERATOR DIRECTOR" means that director of the Company elected by the Operator Stockholders in accordance with this Agreement, the Certificate of Incorporation and the Stockholders' Agreement who is added to the Board pursuant to Section 5.4 of the Certificate of Incorporation, and any successor thereto.




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                  "NON-OPERATOR TRANSFEREE" means any transferee of Class A
Common Stock pursuant to a transaction permitted under Section 7.2(b) of this Agreement.

                  "OPERATOR" means an independent operator of an auto/truckstop facility who is an Operator Stockholder or any person who owns or, concurrently with the purchase of Shares acquires, either (x) a 20% or greater interest in an auto/truckstop facility having a Franchise or Lease Agreement (as those terms are defined in the Certificate of Incorporation) with the Company or a subsidiary of the Company or (y) in the case of an interest in an auto/truckstop facility held by the transferring Operator Stockholder which, as of the date of this Agreement, is less than a 20% interest, the whole of such interest.

                  "OPERATOR AFFILIATE" means, with respect to any Person who is or was an Operator, (i) any person directly or indirectly controlling, controlled by or under common control with, such Person who is or was an Operator, (ii) a person owning or controlling more than 50% of the outstanding voting securities of such Person who is or was an Operator and (iii) any parent, spouse, ex-spouse or child (or any trust for the benefit of any parent, spouse, ex-spouse or child) of any of the foregoing.

                  "OPERATOR DIRECTORS" means those directors of the Company elected by the Operator Stockholders in




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accordance with this Agreement, the Certificate of Incorporation and the
Stockholders' Agreement, but excluding the Specified Director (as defined in the Certificate of Incorporation) and the Independent Operator Director.

                  "PERMITTED TRANSFEREE" means any transferee of Shares or Voting Trust Certificates pursuant to a trans action permitted under Section 7.2(a) of this Agreement.

                  "PERSON" means any individual, partnership, corporation, joint venture, association, joint-stock com pany, trust, unincorporated organization, union, business association, firm, government or agency or political subdi vision thereof, or other entity.

                  "PRIVATE PLACEMENT MEMORANDUM" means the Confidential Private Placement Memorandum, dated December 12, 1992, as amended, supplemented and restated, pursuant to which the Company offered the Shares to the Operator Stockholders.

                  "RESELLER STOCKHOLDER" means an Operator Stockholder (i) that beneficially owns or operates or is an Operator Affiliate of a person that owns or operates an independent marketer/reseller auto/truckstop facility and (ii) that does not lease and operate or is not an Operator Affiliate of a person that leases and operates an operator auto/truckstop facility.




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                  "SHARES" means (i) the shares of Class A Common Stock
originally issued to and held by the Voting Trustee hereunder and (ii) all additional shares of the capital stock of the Company or any successor of the Company issued to and held by the Voting Trustee pursuant to Arti cle IV or
Article VI.

                  "STOCKHOLDERS' AGREEMENT" means the Stock holders' Agreement, dated as of April 14, 1993, as amended, by and among the Company and each of the stockholders of the Company, substantially in the form attached hereto as Exhibit A.

                  "SUBSCRIPTION AGREEMENT" means the subscription agreement accompanying the Private Placement Memorandum pursuant to which Operator Stockholders subscribed for the Shares.

            1.2 The words "HEREOF," "HEREUNDER" and "HEREIN" and words of like import, refer to this Agreement as a whole and not solely to any particular Article or Section hereof. References herein to any "ARTICLE," "EXHIBIT," "SCHEDULE" or "SECTION" refer to such article or section of or Exhibit or Schedule to this Agreement.




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            1.3   The following terms are defined in the following Sections of this Agreement:


            TERM                                SECTION
            ----                                -------

      Class A Common Stock                      Recitals
      Company                                   Recitals
      Director Ballot                           Section 3.2(b)
      Director Determination Date               Section 3.2(d)
      Director Election                         Section 3.2(a)
      Director Election Notice                  Section 3.2(b)
      Operator Stockholder                      Recitals
      Proposal                                  Section 3.1(a)
      Proposal Ballot                           Section 3.1(c)
      Proposal Determination Date               Section 3.1(c)
      Proposal Notice                           Section 3.2(c)
      Qualified Candidate                       Section 3.2(c)
      Securities Act                            Section 14.4
      Voting Trust Certificate                  Section 2.2
      Voting Trustee                            Recitals


                                   ARTICLE II

                               ISSUANCE OF SHARES

            2.1 Each of the Operator Stockholders agrees that the Company shall issue and deliver to the Voting Trustee a certificate or certificates representing the shares of Class A Common Stock for which such Operator Stockholder was issued by the Company in connection with that Operator Stockholder's subscription pursuant to his Subscription Agreement. Such certificate or certificates shall be issued to and held by the Voting Trustee in the name of United States Trust Company of New York, as Voting Trustee. Upon receipt by the Voting Trustee of such certificate or certi ficates, the Voting Trustee shall hold the Shares, as




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stockholder of record, subject to the terms and conditions of this Agreement.

            2.2 Promptly after the Closing, the Voting Trustee shall issue or cause to be issued to each Operator Stockholder, in exchange for the Shares delivered to the Voting Trustee pursuant to Section 2.1, a Voting Trust Certificate, substantially in the form of Exhibit B (the "Voting Trust Certificate"), representing in the aggregate the number of Shares that the respective Operator Stockholder was issued by the Company in connection with that Operator Stockholder's subscription pursuant to his Subscription Agreement. Except as otherwise provided herein (including, without limitation, Article
III), all options, rights of purchase and other powers and privileges affecting the Shares represented by the Voting Trust Certificates (including, without limitation, those provided for in the Stockholders' Agreement) shall attach to the Voting Trust Certificates that represent the Shares.

                                   ARTICLE III

                            VOTING RIGHTS AND POWERS

            3.1 (a) In accordance and only in accordance with the terms of this
Section 3.1, the Operator Stockholders hereby grant the Voting Trustee and the Voting Trustee shall have full power and authority to vote in person or by proxy all of the Shares at all meetings of the




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stockholders of the Company or to give written consents in lieu of voting such
Shares in respect of any and all matters on which the stockholders of the Company are entitled or required by statute or otherwise to vote or consent, other than the election and removal of directors (each, a "Proposal").

                  (b) Without limiting the generality of Section 3.1(a), the Voting Trustee shall vote such Shares in accordance and only in accordance with this Section 3.1 for, or in ratification of, or against, any amendment to the Amended and Restated Certificate of Incorporation or By-laws of the Company, any recapitalization, reorganization, increase or reduction of capital or shares, merger, consolidation, partial or total liquidation, dissolution or any sale or mortgage of assets, in whole or in part, of the Company.

                  (c) Upon receipt of notice of any Proposal, the Voting Trustee shall notify promptly each of the Operator Stockholders of such Proposal (the "Proposal Notice"). The Proposal Notices shall be prepared by the Company or, in the case that the Company has not approved the Proposal, by the stockholder making such Proposal and shall include the text of each Proposal and a ballot (each, a "Proposal Ballot" and collectively, the "Proposal Ballots"), which shall also be prepared by the Company, on




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which each Operator Stockholder may indicate whether he votes to approve or disapprove each Proposal. Each Operator Stockholder shall be entitled to that number of votes on each Proposal as the number of votes to which the Shares beneficially owned by such Operator Stockholder are entitled. The Proposal Notice shall request each Operator Stockholder to return the Proposal Ballot to the Voting Trustee promptly, but in any event such that the Ballot shall be received not later than twenty days following the date of mailing of the Proposal Notice (the "Proposal Determination Date").

                  (d) Within two business days following the Proposal Determination Date, the Voting Trustee shall review the Proposal Ballots and tabulate the number of Shares voted to approve or disapprove each Proposal. If the number of votes to approve a Proposal is greater than fifty percent (50%) of the total number of possible votes represented by all Shares, then the Voting Trustee shall vote ALL of the Shares in favor of such Proposal. If the number of Shares voted to approve a Proposal is less than or equal to fifty percent (50%) of the total number of Shares, then the Voting Trustee shall vote ALL of the Shares against such Proposal.

            3.2 (a) In accordance and only in accordance with the terms of this
Section 3.2, the Operator Stockholders hereby grant the Voting Trustee and the Voting




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Trustee shall have full power and authority to vote in person or by proxy all of the Shares at all meetings of the stockholders of the Company or to give written consents in lieu of voting such Shares in respect of the election of the Operator Directors or the Independent Operator Director of the Company (the "Director Election").

                  (b) Upon receipt of notice of any Director Election, the Voting Trustee shall notify promptly each of the Operator Stockholders of such Director Election (the "Director Election Notice"). The Director Election Notices, which shall be prepared by the Company, shall include a ballot (the "Director Ballot"), which shall also be prepared by the Company and which shall contain, among other things, (i) the name of the person nominated by the existing Operator Directors to fill each Operator Director (or Independent Operator Director) position to be elected at such meeting or pursuant to such process, (ii) certain biographical information with respect to each such nominee provided to the Company by such nominee for the inclusion therein and (iii) additional space for each Operator Stockholder to write in the name of a person, other than such nominee, that such Operator Stockholder desires to elect to fill each such Operator Director (or Independent Operator Director) position.




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                  (c) Any nominee to serve as Operator Director must be an
Operator Stockholder and beneficially own not less than 6,250 shares of Class A Common Stock (a "Qualified Candidate" with respect to any Operator Director position) and any nominee to serve as an Independent Operator Director must be a person who is not (i) an independent auto/truckstop operator which owns its facilities or which leases or subleases its facilities from the Subsidiary (as defined in the By-laws of the Company) and who is a party to a Franchise Agreement, Lease Agreement or a Motor Fuel Purchase Agreement (as such terms are defined in the By-laws of the Corporation), (ii) an Operator Affiliate or employee of any such operator, (iii) any person who had previously been an Operator Director, (iv) an employee of the Corporation or any of its subsidiaries, or (v) an Affiliate (as defined in the Stockholders' Agreement) of any of the foregoing (each a "Qualified Candidate" with respect to any Independent Operator Director position). In addition, if with respect to any record date for the election of directors one of the director positions to be filled is that of the "Reseller Director" (who shall be initially Hugh D. Schmieder and, thereafter, any Operator Director nominated and elected in accordance with this sentence), and the Reseller Stockholders beneficially own in the aggregate at least twenty-five percent (25%) of the




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Shares, then the Operator Directors will designate a Reseller Stockholder as one of the individuals nominated and recommended by the Board of Directors to be an Operator Director and only a Reseller Director shall be a Qualified Candidate with respect to that position.

                  (d) Each Operator Stockholder shall be entitled to one vote for each vacancy on the Board of Directors to be filled in the election for each vote to which the Shares beneficially owned by such Operator Stockholder are entitled (but shall not be entitled to cumulative voting). The Director Election Notice shall request each Operator Stockholder to return the Director Ballot to the Voting Trustee promptly, but in any event so that the Ballot shall not be received by the Voting Trustee later than twenty days following the date of mailing of the Director Election Notice (the "Director Determination Date"). Immediately following the Director Determination Date, the Voting Trustee shall aggregate the number of votes for each person on the Director Ballots and vote all Shares in such number and for such persons as indicated on the Director Ballots so that the Qualified Candidate (or if more than one position is to be filled at such election, the Qualified Candidates) who receive the most votes constituting more than 50% of the total votes cast by all Shares voted shall be elected to the Board of Directors;




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provided that if the number of Qualified Candidates receiving over 50% of the vote is less than the number of Operator Director or Independent Operator Director positions to be filled in the election, the Voting Trustee shall hold a run-off between the two Qualified Candidates who receive the most votes under 50% for each position remaining open. The Company shall prepare and deliver to the Voting Trustee all notices, ballots and other documentation required in connection with such run-off election.

            3.2 (e) Notwithstanding any other provision contained in this Agreement (and provided, in each case, that the Voting Trustee is first furnished with security in such amount and kind as it may deem necessary to be paid for its costs and expenses relating to the actions taken in this Section 3.2(e), including the costs and expenses of its counsel) the Voting Trustee shall not distribute a Director Election Notice or a Director Election Ballot and, without further consultation with the Operator Stockholders, (i) upon any vote held to determine the election or removal of the Specified Director, the Voting Trustee shall vote all Shares to elect as the Specified Director the person appointed by the Board of Directors of the Company as Chief Executive Officer ("CEO") or to remove the Specified Director in the case the Board of Directors removes such person as CEO, (ii) at the 1994, 1995 and 1996 annual




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meetings to reelect the initial Operator Directors, the Voting Trustee shall vote all Shares represented by the Voting Trust Certificates to reelect Hugh D. Schmieder at the 1994 annual meeting for one additional one-year term, Bruce D. Dorbeck at the 1994 and 1995 annual meeting for two additional one-year terms and Jene Quirin and Ted J. Crew at the 1994, 1995 and 1996 annual meeting for three additional one-year terms and (iii) in the case of any person elected as an Operator Director pursuant to Section 3.2(a)-(d) above (except in the case of an Independent Operator Director), the Voting Trustee shall vote all Shares represented by the Voting Trust Certificates for the Operator Director's reelection at each of the next two annual meetings of shareholders of the Company; PROVIDED, HOWEVER, that notwithstanding clause (ii) and (iii) above, the Voting Trustee shall act pursuant to Sections 3.2(a)-(d) if any Operator Director has requested in writing the Voting Trustee not to reelect him or if that person has resigned, been removed or died or if he is not then a Qualified Candidate.

            3.3 Upon the receipt of written notice signed by the beneficial holders of a majority of the Shares repre sented by the then outstanding Voting Trust Certificates to remove, with or without cause, any Operator Director as a director of the Company, the Voting Trustee shall take any




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and all action necessary to remove such Operator Director as a director of the
Company, provided that the Voting Trustee is first furnished with security in such amount and kind as it may deem necessary to be paid for its costs and expenses relating thereto, including the costs and expenses of its counsel. Absent such notice, the Voting Trustee shall not have the power or authority to remove, with or without cause, any Operator Director as a director of the Company. In the event of any vacancy of any Operator Director or any Independent Operator Director, as a result of a removal, resignation or otherwise, the Voting Trustee shall take any and all action necessary in accordance with this Agreement to elect a person to fill such position pursuant to Section 3.2(a)-(d) for the remainder of the term (including the remainder additional terms pursuant to Section 3.2(e)) of the Operator Director or Independent Operator Director being replaced.

            3.4 Each Operator Stockholder shall be bound by any vote or consent of the Voting Trustee made in accordance with this Agreement as if made by such Operator Stockholder directly.

            3.5 The Voting Trustee's power to vote the Shares and give consents in respect thereof pursuant to this Agreement shall be irrevocable for the term of this Agree ment. The Voting Trustee may exercise any power or perform




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any act hereunder by an agent or attorney duly authorized and appointed by it.

            3.6 Any record date that shall be fixed by the Company for any purpose shall be deemed to be the record date fixed by the Voting Trustee as the record date for the purpose of determining which holders of Voting Trust Certi ficates are entitled to take any action or receive any right, payment or dividend pursuant to this Agreement.

                                   ARTICLE IV

                RECEIPT OF ADDITIONAL STOCK CERTIFICATES

            4.1 In the event that the Voting Trustee shall receive any shares of the capital stock having voting rights or securities convertible or exchangeable for voting stock or warrants to purchase voting stock (such shares, securities and warrants collectively referred to as "Shares") of the Company or any successor of the Company issued by way of dividend, split-up, recapitalization, reorganization, merger, consolidation or any other change or adjustment in respect of the Shares held by it pursuant to this Agreement, the Voting Trustee shall hold the certificates representing such Shares, subject to the terms of this Agreement and shall issue, or cause to be issued, Voting Trust Certificates representing such Shares to the respective registered holders of each Voting Trust Certificate outstanding at the close of business on the




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record date fixed for determining the persons entitled to any such Shares in proportion to their respective interests.

            4.2 Any stock or securities of the Company or any successor of the Company issued to the Voting Trustee that are not Shares shall be delivered to the respective registered holders of each Voting Trust Certificate outstanding at the close of business on the record date fixed for determining the persons entitled to any such shares in proportion to their respective interests.

                                    ARTICLE V

                           DIVIDENDS AND DISTRIBUTIONS

            5.1 All dividends and other distributions paid in cash or property (other than Shares) on any Shares, less the amount of any taxes or other governmental charges that are borne by the Voting Trustee in connection therewith, shall be paid by the Voting Trustee to the registered holders of Voting Trust Certificates in proportion to their respective interests.

            5.2 The Voting Trustee may in its discretion, from time to time, instead of receiving and distributing such dividends and distributions described in Section 4.2 and 5.1 of this Agreement, authorize the Company (or, if the Voting Trustee at any time holds hereunder any stock other than capital stock of the Company, it may authorize the corporation declaring such dividends or distributions) to




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make payment thereof directly to the registered holders of Voting Trust
Certificates, as if such registered holders were owners of record of the Shares represented by their Voting Trust Certificates.

                                   ARTICLE VI

          SUBSCRIPTION FOR ADDITIONAL SECURITIES OF THE COMPANY

            6.1 In case any shares or other securities of the Company are offered for subscription to the Voting Trustee as the record owner of the Shares, promptly upon receipt of notice of such offer, the Company shall prepare the notices of such offer to the holders of the Voting Trust Certificates and the Voting Trustee shall deliver such notice to each holder of Voting Trust Certificates. Upon receipt by the Voting Trustee, but not later than two business days prior to the last day fixed by the Company for subscription and payment, of a request so to subscribe from such holder accompanied by the requisite sum of money and appropriate form required to subscribe for such shares or securities, the Voting Trustee shall deliver, or cause to be delivered, such subscription and payment. If any of the shares or other securities are not subscribed to by any holder of a Voting Trust Certificate, the Voting Trustee shall, upon request from one or more other holders of a Voting Trust Certificate accompanied by the requisite amount of money and appropriate form, deliver or cause to be




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delivered the subscription and payment in the name of such other holders;
PROVIDED that, if the other holders shall have requested to subscribe to more than the numbers of shares or securities that were not subscribed to by the original offerees, such requests shall be allocated and filled PRO RATA in proportion to the number of Shares owned by the requesting holder.

            6.2 If the shares or other securities subscribed for pursuant to
Section 6.1 are Shares of the Company, the certificates therefor shall be issued to and held by the Voting Trustee, as stockholder of record, subject to the terms and conditions of this Agreement, and the Voting Trustee shall issue or cause to be issued to the subscribing holder a Voting Trust Certificate in respect thereof. If the Shares or other securities so subscribed for are not Shares of the Company, the certificates therefor shall be issued to the subscribing holder and the Voting Trustee shall mail or deliver such certificates, or cause them to be mailed and delivered, to such holder.

                                   ARTICLE VII

                                    TRANSFER

            7.1 The right, title and interest in and to any Voting Trust Certificate issued hereunder and the Shares represented thereby shall be transferable only (i) as provided in this Article and in Section 14.4 hereof and




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(ii) on the register of the Voting Trustee, to be kept at the offices of the
Voting Trustee, upon surrender of any such Voting Trust Certificate properly endorsed and stamped for transfer, in accordance with rules and regulations that the Voting Trustee may from time to time make, by the registered holder thereof in person or by attorney duly authorized. The Voting Trustee shall not be obligated to recognize any person as the owner of any Voting Trust Certificate issued hereunder other than the person in whose name such certificate shall be registered on the register of the Voting Trustee.

            7.2 Neither the Voting Trust Certificates nor the Shares represented by the Voting Trust Certificates shall, either directly or indirectly, be transferred, sold, assigned, mortgaged, hypothecated, pledged, encumbered, given, placed in trust, or otherwise voluntarily or involuntarily disposed of (such action collectively referred to in this section by the verb "transfer" in its appropriate form) by the Operator Stockholder holding such Voting Trust Certificates or Shares except that:

            (a) subject to Section 7.3 hereof, any Operator Stockholder may, directly or indirectly, transfer his Voting Trust Certificates (and his interest in Shares represented thereby) to (i) any Operator Affiliate thereof or (ii) any other Operator or Operator Affiliate which does not (and immediately following the transfer will not), together with its affiliates, own more than a percentage equal to a fraction, the numerator of which is




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                  62,500 and the denominator of which is the aggregate number of shares of Class A Common Stock outstanding on the date hereof of the outstanding shares of the Company on a fully diluted basis (each such transferee a "Permitted Transferee");

            (b) subject to Section 7.3 hereof, any Operator Stockholder as of the date of this Agreement (together with his Operator Affiliates) may, directly or indirectly, transfer his Voting Trust Certificates (and his interest in Shares represented thereby) to any person other than a Permitted Transferee provided (i) that person does not (and immediately following the transfer will not), together with its affiliates, beneficially own more than a percentage equal to a fraction, the numerator of which is 62,500 and the denominator of which is the aggregate number of shares of Class A Common Stock outstanding on the date hereof of the outstanding shares of the Company on a fully diluted basis and (ii) such Operator Stockholder (collectively with his Operator Affiliates) has not, in one or more transactions, whether or not related, transferred a number of shares of Class A Common Stock in excess of 35% of the number of Class A Common Stock held by such Operator Shareholder as of the date of this Agreement to transferees who are not Permitted Transferees (each such transferee a "Non- Operator Transferee"); PROVIDED, HOWEVER, that no transfers may be made to a Non- Operator Transferee if, as a result thereof, there would be a Specified Reduction (as defined in the Certificate of Incorporation); and

            (c) notwithstanding anything contained in Section 7.3 hereof, Voting Trust Certificates and Shares held by Non-Operator Transferees may be transferred without regard for the restrictions contained in Section 7.2(b)(ii).

            The Voting Trustee shall not be required to give effect to any transfer of the Voting Trust Certificates or the Shares unless it receives a certificate (a copy of which




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certificate the transferor of Voting Trust Certificates shall forward to the
Company) and upon which certificate the Voting Trustee is entitled to rely, signed by the transferee certifying (i) the name and address of the transferee,
(ii) whether such transferee is a Permitted Transferee or a Non-Operator Transferee and an explanation of how the transferee falls within the definition of Permitted Transferee or Non-Operator Transferee, (iii) whether or not such transferee is a Reseller Stockholder and (iv) whether the transferor is an Operator or former Operator.

            7.3 As a condition to any transfer permitted pursuant to this Article, each transferee that is not a party hereto shall, prior to such transfer, agree in writing to be bound by all of the provisions of this Agreement applicable to the transferor (except as provided in Section 7.2(c)) and no such transferee shall be permitted to make any transfer other than in accordance with the terms of this Agreement. Except as otherwise provided herein, each transferee shall be entitled to the rights and privileges provided hereunder applicable to the transferred Voting Trust Certificates or Shares represented thereby, as the case may be, including the right to transfer such Voting Rights Certificates or Shares represented thereby, as the case may be, and shall be subject to all of the obligations with respect to such Voting Trust Certificates or Shares




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                                                                              23

represented thereby, as the case may be, to the extent of the original transferor under this Agreement.

            7.4 Notwithstanding anything else contained in this Agreement, any transfer is void and of no effect unless made in compliance with this Article 7.

                                  ARTICLE VIII

                             COMPENSATION; EXPENSES

            Compensation for the services of the Voting Trustee shall be paid by the Company, and the Voting Trustee shall be entitled to reimbursement by the Company for reasonable expenses and charges that may be incurred as Voting Trustee, including but not limited to, the employment of such agents, attorneys and counsel as the Voting Trustee may deem necessary and proper for the carrying out of this Agreement, and all taxes or other governmental charges incurred in connection with the initial transfer or issuance of any Shares or Voting Trust Certificates to the Operator Stockholders who are Operator Stockholders as of the date hereof.

                                   ARTICLE IX

             EXCULPATION; INDEMNIFICATION OF VOTING TRUSTEE

            The Voting Trustee shall not be liable by reason of any matter arising out of or in relation to this Agree ment, except for such loss or damage as the holders of the




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                                                                              24

Voting Trust Certificates may suffer by reason of the Voting Trustee's gross negligence or willful misconduct. The Voting Trustee shall be entitled to rely on information and documents furnished to it by the Company and on certificates furnished by Operating Stockholders, prospective transferees and candidates for election as director, as to their qualifications, status or actions hereunder. The Voting Trustee shall be indemnified and held harmless by the Company from and against any and all liabilities, costs, claims, suits and proceedings (including reasonable attorneys' fees) (collectively, "Expense") arising out of any accusation, allegation, complaint, claim, demand, investigation, cause of action made or brought against the Voting Trustee or any compulsory process to which the Voting Trustee is subject in connection with the Voting Trustee's actions or inaction under this Agreement, except for any Expense resulting from or arising out of such Voting Trustee's gross negligence or willful misconduct.

                                    ARTICLE X

           APPOINTMENT OF CUSTODIAN; SUCCESSOR VOTING TRUSTEE;

                        QUALIFICATIONS OF VOTING TRUSTEE

            10.1 The Voting Trustee may designate a custodian to act for and on behalf of the Voting Trustee hereunder. If a custodian is designated by the Voting Trustee, such person shall be empowered, at the direction of the Voting




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                                                                              25

Trustee acting in any manner consistent with this Agreement, to deal with the Shares and the Voting Trust Certificates on the Voting Trustee's behalf as if the custodian were the Voting Trustee, and the custodian's actions taken in accor dance with the Voting Trustee's instructions consistent with this Agreement shall be deemed to be those of the Voting Trustee.

            10.2 In the event that the Voting Trustee, for any reason, shall be removed by a vote of the beneficial holders of a majority of the votes represented by all of the Shares or shall fail or be unable to continue to serve as voting trustee, whether by reason of its resignation or otherwise, a successor voting trustee shall be elected by the beneficial holders of a majority vote of the Shares represented by the then outstanding Voting Trust Certificates, or in the event such holders are unable to agree on a successor voting trustee, by majority vote of the Operating Directors or, if they are unable to agree, by the Chief Executive Officer of the Company; PROVIDED, HOWEVER, that no vote to remove a Voting Trust shall be effective until a new Voting Trustee has been elected and no resignation shall be effective until the earlier of (x) the election of a new Voting Trustee or (y) 30 days after the resigning Voting Trustee gives notice of such resignation. The rights, powers, privileges and obligations of the Voting




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                                                                              26

Trustee named hereunder shall be possessed by any successor voting trustee with the same effect as though such successor had originally been a party to this Agreement. The words "Voting Trustee" as used in this Agreement shall mean the Voting Trustee or any successor voting trustee acting hereunder.

            10.3 Nothing herein contained shall disqualify the Voting Trustee or successor voting trustee from serving in such capacity if it does any of the following, nor shall anyone serving in such capacity be incapacitated from doing any of the following: (i) dealing or contracting with the Company or any of its affiliates, either as a franchisee, vendor, purchaser or otherwise, nor shall any transaction or contract be affected or invalidated by reason of the fact that the Voting Trustee or any person affiliated with the Voting Trustee is in any way interested in such transaction or contract; nor shall the Voting Trustee be liable to account to the Company or to any stockholder thereof for any profits realized by, from or through any transaction or contract by reason of the fact that the Voting Trustee or any firm or corporation affiliated with the Voting Trustee is interested in such transaction or contract; or (ii) ser ving the Company or any of its affiliates as an officer or director, or in any other capacity, and receiving compensa tion therefor.

            10.4 The Voting Trustee may be a party to this Agreement as an Operator Stockholder, and, to the extent of the Shares of which it is the beneficial owner, the Voting Trustee shall in all respects be entitled to the same rights and benefits hereunder as other Operator Stockholders that are parties hereto. The Voting Trustee shall be entitled to be a holder of capital stock or other securities of the Company or otherwise interested in the purchase or sale of such stock or other securities or any property owned by the Company or in which the Company has or may have any inter est.

                                   ARTICLE XI

                                   TERMINATION

            11.1 This Agreement and the voting trust created hereby shall be effective and remain in full force and effect until the occurrence of the earliest of the following events:

                  (a) the tenth anniversary of the date of this Agreement PROVIDED, HOWEVER, that prior to such tenth anniversary, Operator Stockholders, other than Non-Operator Transferees, owning in the aggregate at least 65% of the Shares may agree (together with, if one or more Non-Operator Transferees so elects, Non-Operator Transferees) in a supplement to this Agreement to extend this Agreement and the Voting Trust for an additional period of not more than




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                                                                              28

ten years, in which event this Agreement and the Voting Trust shall not then terminate, but any Shares as to which the owner has not agreed to remain subject to this Agreement shall be deemed not to be subject to such extended Agreement and, upon surrender to the Voting Trustee of the Voting Trust Certificates, such Voting Trust Certificates shall be cancelled and the certificates representing such Shares shall be delivered to such owners; or

                  (b) upon the vote of the Operator Stock holders who beneficially own more than seventy-five percent (75%) of the total number of votes represented by all outstanding Shares.

            11.2 Upon the termination of this Agreement, the Voting Trustee shall (a) promptly cause any and all certifi cates for Shares and other Shares issued to the Voting Trustee to be canceled and (b) in exchange for, and upon the surrender of, the Voting Trust Certificates representing such Shares or other Shares, deliver or cause to be delivered stock certificates to the holder of such Voting Trust Certificates in accordance with the instructions of the registered holders of such Voting Trust Certificates.

            11.3 The death, disability or incompetency of a holder of a Voting Trust Certificate during the term of this Agreement shall in no way affect the validity or enforce ability of this Agreement or the Voting Trust Certificates




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                                                                              29

issued pursuant hereto, which shall remain in full force and effect.

            11.4 If the Company shall acquire any Voting Trust Certificates, the Company may thereupon, at its option, deliver such Voting Trust Certificates to the Voting Trustee and shall receive in exchange the Class A Common Stock or other securities represented by such Voting Trust Certificates. Upon such exchange the Voting Trust Certifi cates so delivered shall be canceled. Any Voting Trust Certificates held by the Company shall not be deemed to be outstanding.

                                   ARTICLE XII

                 PERMITTED AND NON-OPERATOR TRANSFEREES

            The parties hereto agree that upon execution of a counterpart of this Agreement, a Permitted Transferee or a Non-Operator Transferee shall become a party hereto and be deemed to be an Operator Stockholder for all purposes herein as if such Permitted Transferee or Non-Operator Transferee had originally executed this Agreement, and this Agreement shall continue to remain in full force and effect.




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                                                                              30

                                  ARTICLE XIII

                                POWER OF ATTORNEY

            13.1 Each of the Operator Stockholders hereby irrevocably constitutes and appoints the Voting Trustee, singly and with full power of substitution, his true and lawful attorney-in-fact, and empowers and authorizes such attorney in his name, place and stead to make, execute and deliver, acknowledge, swear to, file and record in all necessary or appropriate places
(a) the Stockholders' Agree ment substantially in the form attached hereto and any amendments thereto, (b) any amendments to this Agreement adopted in accordance with the terms hereof (including, but not limited to, the admission of Permitted Transferees and Non-Operator Transferees as parties to this Agreement and the Stockholders' Agreement) and (c) such documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement and the Stockholders' Agreement.

            13.2 The foregoing grant of authority (a) is a special power of attorney coupled with an interest in favor of the Voting Trustee and as such shall be irrevocable and shall survive an Operator Stockholder's death, incompetence or incapacity (or, if the Operator Stockholder is a cor poration, association, partnership, joint venture or trust, shall survive the merger, dissolution or other termination of the existence of the Operator Stockholder);
(b) may be




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                                                                              31

exercised for an Operator Stockholder by a facsimile signa ture of the Voting Trustee or by listing all of the Operator Stockholders and executing any instrument with a single signature of the Voting Trustee acting as attorney-in-fact for all of them; and (c) shall survive the assignment by any Operator Stockholder of the whole or any portion of his interest in the Shares or the Voting Trust Certificates representing such Shares.

            13.3 Each Operator Stockholder hereby agrees to be bound by all of the actions and representations of the Voting Trustee as attorney-in-fact and to waive any and all defenses that may be available to him to contest, negate or disaffirm the actions of any of the Voting Trustee or its successors under this power of attorney, and each Operator Stockholder hereby ratifies and confirms all acts that such attorney-in-fact may take as attorney-in-fact hereunder in all respects as though performed by such Operator Stock holder.

                                   ARTICLE XIV

                                  MISCELLANEOUS

            14.1 LOST, STOLEN OR DESTROYED CERTIFICATES. Upon notice by the holder of any Voting Trust Certificate of any loss, theft or destruction of such certificate, the Voting Trustee may, in its discretion, cause a new certifi cate or certificates to be issued to such holder in respect




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                                                                              32

of the same number of Shares, upon satisfactory proof of such loss, theft or destruction, and, in the discretion of the Voting Trustee, upon the deposit of a bond in such form, content and amount and with sureties as the Voting Trustee may require.

            14.2 FILING OF AGREEMENT WITH THE COMPANY; AVAIL ABILITY FOR INSPECTION BY OPERATOR STOCKHOLDERS. Executed copies of this Agreement, as amended or supplemented, shall be filed by the Company in the principal office of the Company and in the registered office of the Company in the State of Delaware and shall be open to the reasonable inspection of any Operator Stockholder or beneficiary of the trust under this Agreement, during daily business hours, in accordance with the provisions of the General Corporation Law of the State of Delaware.

            14.3 TRANSFER RESTRICTIONS IN STOCKHOLDERS' AGREEMENT. Each Operator Stockholder hereby acknowledges and agrees that the transfer of both the Shares and the Voting Trust Certificates is restricted by the terms of this Agreement and the Stockholders' Agreement.

            14.4 COMPLIANCE WITH SECURITIES LAWS. The Voting Trustee and each Operator Stockholder hereby acknowledges and agrees that the Voting Trust Certificates have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws




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                                                                              33

and, therefore, cannot be sold unless subsequently regis tered under the Securities Act and any applicable state securities laws or unless an exemption from such registra tion is available. Notwithstanding anything to the contrary contained herein, the Company or the Voting Trustee or both of them may require, as a condition precedent to any transfer of Voting Trust Certificates permitted pursuant to this Agreement and the Stockholders' Agreement, the delivery by the transferor of an opinion of counsel, reasonably satisfactory to the Company or the Voting Trustee, as the case may be, to the effect that such transfer is permitted under the Securities Act and any applicable state securities laws.

            14.5 NOTICE. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be made by hand delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier, or overnight air courier guaranteeing next day delivery: (a) in the case of the Company, to National Auto/Truckstops Holdings Corporation, 1650 East Golf Road, Schaumburg, Illinois 60196-1088 (Atten tion:
Chief Financial Officer), (b) in the case of the Voting Trustee, to 114 West 47th Street, New York, NY 10036 (Attention: Corporate Trust), and (c) in the case of any Operator Stockholder, to the address designated for corre spondence in such Operator Stockholder's Subscription Agree ment (or to such other address as may be designated by such party by notice to the Company and the Voting Trustee pursuant to this Section 14.5). Except as otherwise provided in this Agreement, each such notice shall be deemed given at the time delivered by hand, if personally deliv ered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

            14.6 AMENDMENT. No amendment of any provision of this Agreement shall be valid unless (a) signed in writing signed by the Voting Trustee and (b) upon the vote of (i) the Operator Stockholders who beneficially own more than fifty percent (50%) of the votes represented by the then outstanding Shares; PROVIDED, HOWEVER, that no amendment, modification or waiver of any material provision of this Agreement shall be valid or effective except upon a vote approving such amendment by the holders of preferred stock of the Company (and the holders of the Class B Common Stock of the Company issued upon conversion of such preferred stock) who beneficially own more than 50% of such outstanding shares of stock. For purposes of the foregoing, (i) material provisions of this Agreement shall include, but




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                                                                              34

shall not be limited to, the provisions of Sections 2.1, 3.1 (other than any reduction of the 20-day period referred to therein), 3.2(a), 3.4, 3.5, 4.1, 6.2,
Article VIII, Article IX, Article XIII, Section 14.6 and Section 14.14 (and the related definitions contained in Article I) and (ii) the provisions of Article VII shall not be deemed to be a material provision of the Agreement. Notwithstanding the foregoing, in no case will the consent of the Company be required and no consent of any party hereto will be required in connection with any amendment hereof to add any person as an Operator Stockholder.

            14.7 WAIVER. No failure or delay on the part of the Voting Trustee or the Operator Stockholders or any of them in exercising any right, power or privilege hereunder, and no course of dealing among the Company, the Voting Trustee and the Operator Stockholders or any of them shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies that the Voting Trustee or the Operator Stock holders or any of them would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar




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                                                                              35

or other circumstances or constitute a waiver of the rights of the Voting Trustee or the Operator Stockholders or any of them to take any other or further action in any circum stances without notice or demand.

            14.8 BENEFIT AND BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the Company, the Voting Trustee and their respective successors and assigns, and each of the Operator Stockholders, and their respective executors, administrators and personal representatives and heirs and assigns. The acceptance by any Operator Stockholder of a Voting Trust Certificate shall bind him and his representatives and assigns as a party to this Agreement to the same extent as if such representatives and assigns had executed a copy of this Agreement as one of the original Operator Stockholders, and, if at any time requested by the Voting Trustee, any such representative or assign shall execute a copy of this Agreement.

            14.9 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect of the subject matter hereof and supersedes all prior agree ments, discussions and understandings.

            14.10 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited




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                                                                              36

by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            14.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            14.12 VARIATIONS OF PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require.

            14.13 COUNTERPARTS. This Agreement may be exe cuted in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            14.14 THIRD-PARTY BENEFICIARIES. Nothing in this Agreement shall be deemed to cause any right in any party not a person hereto and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party, except that the holders of the Class B Common Stock, the Convertible Preferred Stock, Series I and the Convertible Preferred Stock, Series II of the Company shall be considered third-party beneficiaries of this Agreement and shall be able to enforce the same as if parties hereto.




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                                                                              37

            IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.


                              NATIONAL AUTO/TRUCKSTOPS HOLDINGS

                                   CORPORATION

                              By: /s/ James Bauchiero
                                 --------------------------------
                                 Name: James Bauchiero
                                 Title: Assistant Secretary


                              UNITED STATES TRUST COMPANY
                                OF NEW YORK, as Voting Trustee

                              By: /s/ Robert E. Patterson III
                                 --------------------------------
                                 Name: Robert E. Patterson III
                                 Title: Assistant Vice President